EQT Reports First Quarter 2023 Results

PITTSBURGH, April 26, 2023 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the first quarter 2023.

First Quarter 2023 and Recent Highlights:
•Net cash provided by operating activities of $1,663 million; generated robust free cash flow(1) of $774 million
•First quarter sales volumes of 459 Bcfe, two percent above the mid-point of guidance range
•Capital expenditures, excluding noncontrolling interests, of $464 million, two percent below the low-end of guidance range
•Total debt of $5.5 billion and net debt(1) of $3.3 billion, each as of March 31, 2023; last twelve month leverage(1) of 0.9x, down from 1.2x at December 31, 2022
•Ended the quarter with a cash balance of more than $2.1 billion, up over $600 million from year-end 2022
•Repurchased ~6 million shares of common stock during the quarter for $200 million or <$34/share; retired 20.4 million shares for $622 million since inception of share repurchase program
•Retired $210 million of senior note principal in the first quarter at an average cost of 96% of par
•Announced strategic partnership with Context Labs to advance the development of verified low carbon intensity natural gas products and carbon offsets
•Announced first nature-based, verifiable carbon offset initiative via partnership with Wheeling Park Commission, Teralytic and Climate Smart Environmental Consulting

President and CEO Toby Z. Rice stated, “The year got off to a very strong start across the board at EQT, highlighted by solid operational efficiency, capital spending that came in below the low end of our guidance range and stronger-than-expected price realizations driven by our advantaged firm transportation portfolio.”

Rice continued, “While the current natural gas macro environment does present challenges, it also illuminates the relative advantages of EQT’s corporate strategy, underpinned by large-scale combo-development, a disciplined M&A focus on low-cost assets, a risk-adjusted hedging strategy and opportunistic capital returns. This unique corporate profile has laid the foundation for significant value creation through all parts of the commodity cycle, and we look forward to building on our successful track record of execution on behalf of all of our stakeholders.”

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

First Quarter 2023 Financial and Operational Performance

	Three Months Ended March 31,
($ millions, except average realized price and EPS)	2023	2022	Change
Total sales volume (Bcfe)	459	492	(33)
Average realized price ($/Mcfe)	$4.11	$3.19	$0.92
Net income (loss) attributable to EQT Corporation	$1,219	$(1,516)	$2,735
Adjusted net income attributable to EQT (a)	$669	$334	$335
Diluted earnings (loss) per share	$3.10	$(4.05)	$7.15
Adjusted earnings per share (EPS) (a)	$1.70	$0.81	$0.89
Net income (loss)	$1,219	$(1,515)	$2,734
Adjusted EBITDA (a)	$1,278	$927	$351
Net cash provided by operating activities	$1,663	$1,021	$642
Adjusted operating cash flow (a)	$1,237	$889	$348
Capital expenditures, excluding noncontrolling interests	$464	$308	$156
Free cash flow (a)	$774	$580	$194
(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended March 31,
Per Unit ($/Mcfe)	2023	2022
Gathering	$0.67	$0.65
Transmission	0.34	0.30
Processing	0.12	0.10
Lease operating expense (LOE)	0.06	0.08
Production taxes	0.04	0.06
SG&A	0.11	0.14
Total per unit operating costs	$1.34	$1.33

Production depletion	$0.83	$0.85

Transmission expense increased on a per Mcfe basis for the three months ended March 31, 2023 compared to the same period in 2022 due primarily to additional capacity acquired in November 2022 and lower credits received from the Texas Eastern Transmission Pipeline from prior year outages.

LOE decreased on a per Mcfe basis for the three months ended March 31, 2023 compared to the same period in 2022 due primarily to lower salt water disposal costs and increased recycling. Saltwater disposal costs and recycle rates were favorably impacted by increased usage of the Company's internally developed produced water gathering and storage system which was placed into service during the fourth quarter of 2022.

SG&A expense decreased on a per Mcfe basis for the three months ended March 31, 2023 compared to the same period in 2022 due primarily to lower long-term incentive compensation costs as a result of changes in the fair value of awards.

Pending Tug Hill and XcL Midstream Acquisition
The Company previously announced its agreement to acquire Tug Hill’s upstream assets and XcL Midstream’s gathering and processing assets (the Acquisition) for consideration of approximately $2.6 billion in cash and 55.0 million shares of EQT common stock, as adjusted pursuant to customary closing purchase price adjustments.

The Tug Hill assets are anticipated to add approximately 90,000 core net acres, offsetting the Company's existing core leasehold in West Virginia, approximately 800 MMcfe/d of production and 11 years of inventory. The XcL Midstream assets are anticipated to add 95 miles of owned and operated midstream gathering systems that connect to every major long-haul interstate pipeline in southwest Appalachia. The liquids yields and integrated cost structure from the Acquisition are anticipated to improve the durability of the Company's free cash flow generation and are expected to drive down average pro forma free cash flow breakeven by approximately $0.15 per MMBtu through 2027.

The closing of the pending Acquisition remains subject to regulatory approvals, including the termination or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Liquidity
As of March 31, 2023, the Company had no credit facility borrowings and $25 million of letters of credit outstanding under its $2.5 billion credit facility. On April 25, 2023, the Company extended the commitments under its $1.25 billion term loan credit agreement (the Term Loan Facility) to December 29, 2023 to better align with the Acquisition purchase agreement. Inclusive of the Term Loan Facility, the Company's liquidity as of March 31, 2023 totaled approximately $5.9 billion. The Company expects to fund the cash consideration for the pending Acquisition using a combination of cash on hand and borrowings under the Term Loan Facility.

As of March 31, 2023, total debt and net debt(1) were $5.5 billion and $3.3 billion, respectively, compared to $5.7 billion and $4.2 billion, respectively, as of December 31, 2022.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

2023 Outlook
The Company maintains its expectation of 1,900 – 2,000 Bcfe total sales volume for 2023. The Company expects capital expenditures, excluding noncontrolling interests, to total $1,700 – $1,900 million in 2023, including $1,400 – $1,535 million planned for reserve development. Included in the 2023 capital expenditures budget is greater than $100 million of capital associated with delayed 2022 wells which are now expected to be turned-in-line (TIL) in 2023. During the second quarter, the Company plans to TIL 32 – 43 net wells. Inclusive of the Company's hedge position, the Company estimates a 2023 NYMEX Henry Hub free cash flow breakeven price of less than $1.65 per MMBtu. All guidance items exclude the impact of the pending Acquisition.

2023 Guidance

Production	Q2 2023	Full Year 2023
Total sales volume (Bcfe)	450 - 500	1,900 - 2,000
Liquids sales volume, excluding ethane (Mbbl)	2,200 - 2,400	8,900 - 9,300
Ethane sales volume (Mbbl)	1,500 - 1,600	6,800 - 7,000
Total liquids sales volume (Mbbl)	3,700 - 4,000	15,700 - 16,300

Btu uplift (MMBtu/Mcf)	1.045 - 1.055	1.045 - 1.055

Average differential ($/Mcf)	($0.75) - ($0.65)	($0.60) - ($0.35)

Resource Counts
Top-hole Rigs		1 – 2
Horizontal Rigs		1 – 2
Frac Crews		3 – 4

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.66 - $0.68	$0.64 - $0.66
Transmission	$0.34 - $0.36	$0.33 - $0.35
Processing	$0.09 - $0.11	$0.09 - $0.11
LOE	$0.10 - $0.12	$0.08 - $0.10
Production taxes	$0.03 - $0.05	$0.03 - $0.05
SG&A	$0.13 - $0.15	$0.12 - $0.14
Total per unit operating costs	$1.35 - $1.47	$1.29 - $1.41

Capital Expenditures ($ Millions) (a)	$450 - $500	$1,700 - $1,900

(a)Excludes capital expenditures attributable to noncontrolling interests.

First Quarter 2023 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Thursday April 27, 2023 and will be broadcast live via webcast. To access the live audio webcast, visit EQT's investor relations website at ir.eqt.com. A replay will be archived and available, for one year, in the same location after the conclusion of the live event.

Hedging (as of April 21, 2023)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

	Q2 2023 (a)	Q3 2023	Q4 2023	2024
Hedged Volume (MMDth)	306	299	293	206
Hedged Volume (MMDth/d)	3.3	3.3	3.2	0.6
Swaps – Long
Volume (MMDth)	44	43	14	—
Avg. Price ($/Dth)	$4.65	$4.72	$4.77	$—
Swaps – Short
Volume (MMDth)	50	43	42	2
Avg. Price ($/Dth)	$2.57	$2.54	$2.53	$2.67
Calls – Long
Volume (MMDth)	40	40	40	51
Avg. Strike ($/Dth)	$2.72	$2.72	$2.72	$3.20
Calls – Short
Volume (MMDth)	300	303	197	255
Avg. Strike ($/Dth)	$4.85	$4.85	$4.69	$5.07
Puts – Long
Volume (MMDth)	299	298	265	204
Avg. Strike ($/Dth)	$3.40	$3.41	$3.53	$4.21
Fixed Price Sales
Volume (MMDth)	1	1	—	—
Avg. Price ($/Dth)	$2.38	$2.38	$—	$—
Option Premiums
Cash Settlement of Deferred Premiums (millions)	$(70)	$(70)	$(92)	$(10)
(a) April 1 through June 30.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

NON-GAAP DISCLOSURES

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income attributable to EQT is defined as net income (loss) attributable to EQT Corporation, excluding loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding. Adjusted net income attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income attributable to EQT and adjusted EPS should not be considered as alternatives to net income (loss) attributable to EQT Corporation or diluted earnings (loss) per share presented in accordance with GAAP.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income (loss) attributable to EQT Corporation and diluted earnings (loss) per share, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

	Three Months Ended March 31,
	2023	2022
	(Thousands, except per share information)
Net income (loss) attributable to EQT Corporation	$1,218,548	$(1,516,048)
(Deduct) add:
Loss (gain) on sale/exchange of long-lived assets	16,528	(1,209)
Impairment and expiration of leases	10,546	29,991
Impairment of contract asset	—	184,945
(Gain) loss on derivatives	(824,852)	3,077,637
Net cash settlements received (paid) on derivatives	157,000	(885,539)
Premiums paid for derivatives that settled during the period	(99,417)	(32,463)
Other operating expenses	19,662	16,347
(Income) loss from investments	(4,764)	20,785
(Gain) loss on debt extinguishment	(6,606)	6,923
Non-cash interest expense (amortization)	3,414	3,400
Tax impact of non-GAAP items (a)	178,504	(570,797)
Adjusted net income attributable to EQT	$668,563	$333,972
Diluted weighted average common shares outstanding	393,883	410,840
Diluted earnings (loss) per share	$3.10	$(4.05)
Adjusted EPS	$1.70	$0.81

(a)The tax impact of non-GAAP items represents the incremental tax (expense) benefit that would have been incurred had these items been excluded from net income (loss) attributable to EQT Corporation, which resulted in blended tax rates of 24.5% and 23.6% for the three months ended March 31, 2023 and 2022, respectively. The rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), excluding interest expense, income tax expense (benefit), depreciation and depletion, loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net income (loss) presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net income (loss), the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

	Three Months Ended March 31,
	2023	2022
	(Thousands)
Net income (loss)	$1,219,233	$(1,514,583)
Add (deduct):
Interest expense, net	46,546	67,902
Income tax expense (benefit)	356,646	(465,697)
Depreciation and depletion	387,685	422,098
Loss (gain) on sale/exchange of long-lived assets	16,528	(1,209)
Impairment and expiration of leases	10,546	29,991
Impairment of contract asset	—	184,945
(Gain) loss on derivatives	(824,852)	3,077,637
Net cash settlements received (paid) on derivatives	157,000	(885,539)
Premiums paid for derivatives that settled during the period	(99,417)	(32,463)
Other operating expenses	19,662	16,347
(Income) loss from investments	(4,764)	20,785
(Gain) loss on debt extinguishment	(6,606)	6,923
Adjusted EBITDA	$1,278,207	$927,137

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax expense (benefit), the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

	Three Months Ended March 31,
	2023	2022
	(Thousands)
Net cash provided by operating activities	$1,662,768	$1,021,219
(Increase) decrease in changes in other assets and liabilities	(425,676)	(132,707)
Adjusted operating cash flow	$1,237,092	$888,512
Less: Capital expenditures	(468,905)	(310,133)
Add: Capital expenditures attributable to noncontrolling interests	5,378	1,854
Free cash flow	$773,565	$580,233

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted EBITDA to Free Cash Flow Reconciliation
The table below reconciles adjusted EBITDA to free cash flow.

	Three Months Ended March 31,
	2023	2022
	(Thousands)
Adjusted EBITDA	$1,278,207	$927,137
(Deduct) add:
Interest expense	(46,546)	(67,902)
Non-cash interest expense (amortization)	3,414	3,400
Other operating expenses	(19,662)	(16,347)
Non-cash share-based compensation expense	11,276	7,470
Current income tax benefit (expense)	(28)	(7,860)
Distribution of earnings from equity method investment	5,456	2,790
Amortization and other	4,975	39,824
Adjusted operating cash flow	$1,237,092	$888,512
Less: Capital expenditures	(468,905)	(310,133)
Add: Capital expenditures attributable to noncontrolling interest	5,378	1,854
Free cash flow	$773,565	$580,233

Reconciliation of Last Twelve Months (LTM) Adjusted EBITDA
The table below reconciles adjusted EBITDA with net income (loss), the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as reported in the Statements of Condensed Consolidated Operations included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2022 and June 30, 2022 and as derived from the Statements of Consolidated Operations included as an exhibit to the Company's Current Report on Form 8-K filed on February 15, 2023.

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	LTM Q1 2023
	(Thousands)
Net income	$1,219,233	$1,713,839	$687,462	$894,224	$4,514,758
Add (deduct):
Interest expense, net	46,546	55,630	60,138	65,985	228,299
Income tax expense	356,646	558,977	152,206	308,234	1,376,063
Depreciation and depletion	387,685	396,026	418,695	429,143	1,631,549
Loss (gain) on sale/exchange of long-lived assets	16,528	(5,991)	(265)	(981)	9,291
Impairment and expiration of leases	10,546	79,070	20,497	47,048	157,161
Impairment of contract asset	—	29,250	—	—	29,250
(Gain) loss on derivatives	(824,852)	(907,096)	1,627,296	845,095	740,443
Net cash settlements received (paid) on derivatives	157,000	(1,254,700)	(2,033,727)	(1,753,732)	(4,885,159)
Premiums (paid) received for derivatives that settled during the period	(99,417)	3,731	894	251	(94,541)
Other operating expenses	19,662	18,379	15,485	7,120	60,646
Income from investments	(4,764)	(9,400)	(2,877)	(3,577)	(20,618)
(Gain) loss on debt extinguishment	(6,606)	944	27,814	104,348	126,500
Adjusted EBITDA	$1,278,207	$678,659	$973,618	$943,158	$3,873,642

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

	Three Months Ended March 31,
	2023	2022
	(Thousands, unless otherwise noted)
Total operating revenues	$2,661,071	$(579,110)
Add (deduct):
(Gain) loss on derivatives	(824,852)	3,077,637
Net cash settlements received (paid) on derivatives	157,000	(885,539)
Premiums paid for derivatives that settled during the period	(99,417)	(32,463)
Net marketing services and other	(5,861)	(11,903)
Adjusted operating revenues	$1,887,941	$1,568,622

Total sales volume (MMcfe)	458,805	492,275
Average realized price ($/Mcfe)	$4.11	$3.19

Net Debt, Leverage and Last Twelve Months (LTM) Leverage
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Leverage is defined as net debt divided by adjusted EBITDA (a non-GAAP supplemental financial measure defined above). Last twelve months leverage is defined as net debt divided by LTM adjusted EBITDA (a non-GAAP supplemental financial measure defined above). Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

	March 31, 2023	December 31, 2022
	(Thousands)
Current portion of debt (a)	$413,244	$422,632
Senior notes	4,971,609	5,167,849
Note payable to EQM Midstream Partners, LP	86,954	88,484
Total debt	5,471,807	5,678,965
Less: Cash and cash equivalents	2,127,262	1,458,644
Net debt	$3,344,545	$4,220,321

(a)Pursuant to the terms of the Company's convertible senior notes indenture, a sale price condition for conversion of the convertible notes was satisfied as of March 31, 2023 and December 31, 2022, and, accordingly, holders of convertible notes may convert any of their convertible notes, at their option, at any time during the subsequent quarter, subject to all terms and conditions set forth in the convertible notes indenture. Therefore, as of March 31, 2023 and December 31, 2022, the net carrying value of the Company's convertible notes was included in current portion of debt in the Consolidated Balance Sheets. See the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 for further discussion.

The Company has not provided a reconciliation of projected net debt to projected total debt, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project total debt for any future period because total debt is dependent on the timing of cash receipts and disbursements that may not relate to the periods in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy and therefore cannot reasonably determine the timing and payment of credit facility borrowings or other components of total debt without unreasonable effort. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items that impact reconciling items between certain of the projected total debt and projected net debt, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the distinction between cash on hand as compared to credit facility borrowings are too difficult to accurately predict. Therefore, the Company is unable to provide a reconciliation of projected net debt to projected total debt, without unreasonable effort.

Investor Contact:
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.395.2555
cameron.horwitz@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company, the projected amount of wells to be turned-in-line and the timing thereof); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates; projected well costs and unit costs; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, including the projected timing of achieving its emissions reduction goals, and the Company's ability to achieve the anticipated results of such initiatives; potential or pending acquisition transactions, including the pending acquisition of Tug Hill and XcL Midstream, and the projected timing thereof, if at all; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow, adjusted operating cash flow, and adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company’s hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital, including as a result of rising interest rates and other economic uncertainties; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids (NGLs) and oil; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and sand and water required to execute the Company’s exploration and development plans, including as a result of inflationary pressures; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of the Company’s midstream services from Equitrans Midstream Corporation; the ability to obtain environmental and other permits and the timing thereof; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other significant transactions, including the pending Tug Hill and XcL Midstream acquisition. These and other risks are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2023	2022
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$1,830,358	$2,486,624
Gain (loss) on derivatives	824,852	(3,077,637)
Net marketing services and other	5,861	11,903
Total operating revenues	2,661,071	(579,110)
Operating expenses:
Transportation and processing	514,984	516,104
Production	47,940	71,012
Exploration	952	772
Selling, general and administrative	51,894	69,096
Depreciation and depletion	387,685	422,098
Loss (gain) on sale/exchange of long-lived assets	16,528	(1,209)
Impairment of contract asset	—	184,945
Impairment and expiration of leases	10,546	29,991
Other operating expenses	19,662	16,347
Total operating expenses	1,050,191	1,309,156
Operating income (loss)	1,610,880	(1,888,266)
(Income) loss from investments	(4,764)	20,785
Dividend and other income	(175)	(3,596)
(Gain) loss on debt extinguishment	(6,606)	6,923
Interest expense, net	46,546	67,902
Income (loss) before income taxes	1,575,879	(1,980,280)
Income tax expense (benefit)	356,646	(465,697)
Net income (loss)	1,219,233	(1,514,583)
Less: Net income attributable to noncontrolling interests	685	1,465
Net income (loss) attributable to EQT Corporation	$1,218,548	$(1,516,048)

Income (loss) per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	361,462	374,142
Net income (loss) attributable to EQT Corporation	$3.37	$(4.05)
Diluted:
Weighted average common stock outstanding	393,883	374,142
Net income (loss) attributable to EQT Corporation	$3.10	$(4.05)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended March 31,
	2023	2022
	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	433,397	466,136
NYMEX price ($/MMBtu)	$3.45	$4.90
Btu uplift	0.17	0.23
Natural gas price ($/Mcf)	$3.62	$5.13

Basis ($/Mcf) (a)	$0.33	$(0.22)
Cash settled basis swaps ($/Mcf)	(0.17)	(0.21)
Average differential, including cash settled basis swaps ($/Mcf)	$0.16	$(0.43)
Average adjusted price ($/Mcf)	$3.78	$4.70
Cash settled derivatives ($/Mcf)	0.32	(1.73)
Average natural gas price, including cash settled derivatives ($/Mcf)	$4.10	$2.97
Natural gas sales, including cash settled derivatives	$1,775,135	$1,383,196

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	13,497	14,634
Sales volume (Mbbl)	2,250	2,439
NGLs price ($/Bbl)	$38.75	$64.05
Cash settled derivatives ($/Bbl)	(2.36)	(4.85)
Average NGLs price, including cash settled derivatives ($/Bbl)	$36.39	$59.20
NGLs sales, including cash settled derivatives	$81,856	$144,381
Ethane:
Sales volume (MMcfe) (b)	9,927	9,839
Sales volume (Mbbl)	1,654	1,640
Ethane price ($/Bbl)	$7.04	$10.54
Ethane sales	$11,652	$17,289
Oil:
Sales volume (MMcfe) (b)	1,984	1,666
Sales volume (Mbbl)	331	278
Oil price ($/Bbl)	$58.37	$85.55
Oil sales	$19,298	$23,756

Total liquids sales volume (MMcfe) (b)	25,408	26,139
Total liquids sales volume (Mbbl)	4,235	4,357
Total liquids sales	$112,806	$185,426

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,887,941	$1,568,622
Total sales volume (MMcfe)	458,805	492,275
Average realized price ($/Mcfe)	$4.11	$3.19

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.